As filed with the Securities and Exchange Commission on December 13, 2019

Registration No. 333-235358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capricor Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	88-0363465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Capricor Therapeutics, Inc.

8840 Wilshire Blvd., 2nd Floor

Beverly Hills, CA 90211

(310) 358-3200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Karen G. Krasney, Esq.

Capricor Therapeutics, Inc.

8840 Wilshire Blvd., 2nd Floor

Beverly Hills, CA 90211

(310) 358-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert R. Carlson, Esq.	Michael F. Nertney
Sidley Austin LLP	Ellenoff Grossman & Schole LLP
1001 Page Mill Road, Building 1	1345 Avenue of the Americas
Palo Alto, California 94304	New York, New York 10105
Telephone: (650) 565-7000	Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (this "Amendment") to the Registration Statement on Form S-1 (File No. 333-235358) (the "Registration Statement") of Capricor Therapeutics, Inc. is being filed solely for the purpose of filing Exhibit 5.1, as indicated in Item 16 of Part II of the Registration Statement. This Amendment does not modify any provision of the prospectus that forms a part of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by Capricor Therapeutics, Inc. (the Registrant), in connection with the offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$2,008
FINRA filing fee	2,820
Legal fees and expenses	200,000
Accounting fees and expenses	18,500
Blue-sky qualification fees and expenses	1,500
Transfer agent and registrar fees and expenses	1,000
Miscellaneous fees and expenses	35,000
Total	$260,828

*To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s Certificate of Incorporation, as amended, or the Certificate, requires the Registrant to indemnify its directors and officers to the fullest extent permitted by the DGCL as it presently exists or as may hereafter be amended. Therefore, a director of the Registrant will not be liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty as a director, provided that the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

Additionally, the provisions of the Certificate and of the Registrant’s bylaws require the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, the Registrant shall be required to indemnify such a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors. The Registrant’s bylaws also provide that the Registrant shall, to the fullest extent not prohibited by applicable law, promptly pay the expenses, including attorneys’ fees, incurred by a director or officer in defending any proceeding in advance of its final disposition, subject to certain limited exceptions.

The Registrant’s bylaws permit the Registrant to purchase and maintain insurance on behalf of any person that the Registrant is permitted to indemnify in accordance with the bylaws against any liability asserted again any such person and incurred by such person, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. In accordance with the provisions of the bylaws, the Registrant currently maintains directors’ and officers’ liability insurance, which may insure against director or officer liability arising under the Securities Act. In addition, the Registrant has entered into various agreements whereby it has agreed to indemnify its directors and officers for specific liabilities that they may incur while serving in such capacities. These indemnification agreements provide for the maximum indemnity allowed to directors and officers by applicable law. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Certificate, the Registrant’s bylaws and in indemnification agreements that the Registrant enters into with its directors and officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by the applicable indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of the corporate documents and agreements referenced above.

Reference is made to Item 17 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities

None.

II-1

Item 16.	Exhibits and Financial Statement Schedules

See the Exhibit Index attached to this registration statement on Form S-1, which Exhibit Index is incorporated by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933:

(i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

EXHIBIT INDEX

1.1	Form of Placement Agency Agreement++

1.2	Form of Securities Purchase Agreement++

2.1	Agreement and Plan of Merger and Reorganization, dated as of July 7, 2013, by and among Nile Therapeutics, Inc., Bovet Merger Corp. and Capricor, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Commission on July 9, 2013).

2.2	First Amendment to Agreement and Plan of Merger and Reorganization, dated as of September 27, 2013, by and between Nile Therapeutics, Inc., Bovet Merger Corp. and Capricor, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 3, 2013).

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 9, 2007).

4.2	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 26, 2013).

4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on February 9, 2007).

4.4	Form of Common Warrant++

4.5	Form of Pre-Funded Warrant++

4.6	Form of Placement Agent Warrant++

5.1	Opinion of Sidley Austin LLP.*

23.1	Consent of Rose Snyder & Jacobs, LLP.++

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).*

24.1	Power of Attorney++

* Filed herewith.

+ To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference, if applicable.

++ Previously filed.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on December 13, 2019.

CAPRICOR THERAPEUTICS, INC.

By:	/s/ Linda Marbán
Linda Marbán, Ph.D.
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda Marbán, Anthony J. Bergmann and Karen G. Krasney and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Linda Marbán	Chief Executive Officer and Director	December 13, 2019
Linda Marbán, Ph.D.	(Principal Executive Officer)

/s/ Anthony J. Bergmann	Chief Financial Officer	December 13, 2019
Anthony J. Bergmann	(Principal Financial and Accounting Officer)

*	Executive Chairman and Director	December 13, 2019
Frank Litvack, M.D.

*	Director	December 13, 2019
Earl M. Collier, Jr.

*	Director	December 13, 2019
Louis V. Manzo

*	Director	December 13, 2019
George W. Dunbar, Jr.

*	Director	December 13, 2019
David B. Musket
*By: /s/ Linda Marbán
Linda Marbán
Attorney-In-Fact

II-4